EXHIBIT 16
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October 1, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549




Gentlemen:

We have read Item 4 of Form 8-K dated October 1, 2002, of Crosswalk.com and are in agreement with the statements contained in the paragraphs 2 and 3 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ ERNST & YOUNG LLP